Seven Arts Entertainment Inc. Announces Reverse Stock Split

LOS ANGELES, Oct. 16, 2013 /PRNewswire/ -- Seven Arts Entertainment Inc. (OTCQB: SAPX) ("Seven Arts") today announced a 1-for-20 reverse split of its common stock, effective as of 4:30p.m. EDT, October 16, 2013.

The reverse split will combine and convert every twenty shares of Seven Arts' outstanding common stock into one share of new common stock. Resulting fractional shares will round up to the next whole share. This will enable Seven Arts to continue its long-standing debt reduction program through the conversion of certain debt into equity.

"I look forward to continuing the Company's on-going efforts to clean up its balance sheet, bringing new investors and projects to the table, and expanding revenue streams to create stockholder value," said Kate Hoffman, CEO of Seven Arts.

Approximately 10,963,812 outstanding shares of common stock are expected after completion of the reverse split, and will trade under the new CUSIP number 81783N409 and under the trading symbol "SAPXD" and will revert to the historic trading symbol of "SAPX" after twenty trading days.

Seven Arts has also reduced the number of authorized shares of its common stock using the same 1-for-20 ratio. The number of authorized shares of its capital stock has not changed. The Board of Directors has designated the resulting shares of Seven Arts' unallocated capital stock as authorized common stock. This increases the aggregate authorized shares of common stock to 249 million.

Prior to the reverse split and common stock allocation, Seven Arts did not have sufficient unissued and unreserved shares of common stock to continue its debt reduction program.

About Seven Arts Entertainment Inc.:

Seven Arts Entertainment Inc. was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated. The information contained in this release is as of October 15, 2013. Seven Arts assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Contact:

Seven Arts Entertainment Inc.
Peter Hoffman
323-372-3080
phoffman@7artspictures.com